Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to Class B ordinary shares, par value of US$0.001 per share, of Gridsum Holding Inc., a Cayman Islands company.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning the other parties making the filing unless such party knows or has reason to believe that such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 9, 2020.

Mininglamp Technology Group Limited

By:	/s/Minghui Wu
Name:	Minghui Wu
Title:	Director

Leading Smart Holdings Limited

By:	/s/Minghui Wu
Name:	Minghui Wu
Title:	Chairman of the Board of Directors and Chief Executive Officer